Exhibit 99.1

BioDrain Medical Inc. Issues Letter to the Shareholders

MINNEAPOLIS, Oct. 15, 2012 /PRNewswire/ -- BioDrain Medical Inc. (OTCBB: BIOR, OTCQB: BIOR) ("BioDrain"), producer of the FDA-cleared automated surgical fluid disposal device, the STREAMWAY® System, announced today that it has issued a letter to the company shareholders.

Dear Shareholders:

It gives me great pleasure to bring you this update regarding the company's progress. Over the last few months, the management team of BioDrain has made significant progress in positioning the company for rapid growth and profitability. When I was appointed President and CEO, we developed our new business plan calling for restructuring the company and redirecting our focus on providing our customers with a highly advanced and effective technology that would: (1) lower costs (2) eliminate exposure risks (3) increase staff safety (4) increase procedure turnover, and (5) comply with various updated regulatory requirements for fluid disposal. Our new management team identified important objectives that needed to be addressed to establish a firm foundation to move the company forward: improve our core product, identify customer needs, enhance production capabilities, raise profit margins, establish a sales and distribution network, execute marketing strategy, and build consistent revenue streams. We have made tremendous progress in addressing these objectives.

Throughout our restructuring efforts we have been actively focused on identifying our customer base and market needs for a fluid management product and have made improvements to our flagship product, the STREAMWAY® System, to further its overall efficiency and capacity. We are rapidly building out our network of distributors to accelerate our revenue. We have strengthened the company balance sheet through debt reduction and equity financing, allowing us to build shareholder value. We have appointed multiple new high quality company executives and team members who have the functional experience and expertise to assist us in our anticipated rapid growth.

Recently, the regulatory climate affecting our customers has changed, which has created exciting opportunities for our business. In addition to the cost effective and efficient manner in which our product handles surgical waste fluid, the STREAMWAY® System also addresses many of our customers’ safety issues by eliminating risk of exposure to potentially infectious fluids while eliminating the need for biohazard canisters that go into landfills.

Our STREAMWAY® System is a fully automated, patented FDA-cleared surgical fluid disposal system designed to virtually eliminate operating room workers' exposure to blood, irrigation fluid, and other potentially infectious fluids found in the surgical environment. Our product completely eliminates our customers’ need for canisters and fluid transport, providing unlimited surgical fluid disposal capacity along with the aforementioned reduced risk of exposure for staff and patients. Our system is installed either in or on an operating room wall, and is connected directly into a facility's existing plumbing. Our system reduces expenses, eliminating costly canisters, handling and disposal. We deliver uninterrupted performance, increasing operative efficiency. Our rapid set up and clean up time improves staff utilization and frees up valuable surgical floor space.

I am proud to inform you that we have made tremendous progress in an effort to realize much of what we set out to accomplish, which was to turn the company around and lay a strong foundation for future growth. We now embark on the next phase of bolstering our revenue by increasing our distribution and sales network, while also continuing to strengthen our balance sheet and increase shareholder value.

The initial success of our turnaround phase would not have been possible without the assistance of many. I want to personally express my gratitude to all the staff at BioDrain, our advisors, distributors, our legal counsel, our accounting firm and especially, you, our investors. Through continued execution of our business plan I believe BioDrain has significant upside potential. We are now moving forward with a clear direction, a firm foundation and with positive momentum. We will continue our best efforts to bring our quality product to market, gain significant market share over the short and long term, and build a successful company. I look forward to bringing you more updates as we progress.

Thank you for your continued support.

Sincerely,

Joshua Kornberg

President & CEO

About BioDrain Medical, Inc.

BioDrain Medical, Inc. has a fully automated, patented, FDA-cleared, surgical fluid disposal system that virtually eliminates operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters involve exposure risk and are an antiquated approach to the handling of surgical fluid waste. BioDrain's STREAMWAY System fully automates the collection, measurement and disposal of surgical fluids resulting in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving the Occupational State and Health Association (OSHA) and other regulatory compliance, and 3) improving the efficiency of the operating room (and thereby making surgeries more profitable).

BioDrain's STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of BioDrain's STREAMWAY System, the number of canisters can be significantly reduced. BioDrain Medical Inc. makes the operating room and our environment safer, cleaner, and better. BioDrain products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.biodrainmedical.com.

Forward-looking Statements:
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; inability to raise sufficient additional capital to operate our business; the company's ability to implement its long range business plan for various applications of its technology; the company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the company's technology; and management of growth; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; and other risks and uncertainties that may be detailed from time to time in the company's reports filed with the Securities and Exchange Commission. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the company's most recent Quarterly Report on Form 10-Q and  8-K filings since then.

Investor Contact:

Constellation Asset Advisors, Inc.
(415) 524-8500